Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Art Bourgeois, Chief Financial Officer

Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Settles Lawsuit With Econolite

Saint Paul, Minnesota – August 8, 2006. Image Sensing Systems, Inc. (“ISS”) (NASDAQ: ISNS) has entered into a Settlement Agreement with Econolite Control Products, Inc., the exclusive distributor of its Autoscope products in North America. In the Agreement ISS agrees to pay Econolite $200,000 within ten days of execution of the Agreement and an additional $175,000 if Econolite achieves sales of Autoscope products of $33 million in calendar year 2006. In addition, effective July 1, 2006 and going forward, Econolite will calculate and pay royalty to ISS on the sale of SoloPro products so as to split the net profit on sales 50/50. Net profit is defined as sales price minus the purchase price plus 15%, with the 15% added to cover Econolite’s overhead costs. Previously, Econolite was adding 10% for overhead. Econolite had claimed that it should be allowed to add 20-24% for overhead costs, and also sought $1.6 million for past damages. The settlement caused ISS to revise its previously announced quarterly financial statements. Net income was reduced by $144,000, representing the $200,000 settlement, net of income taxes, and net income per share for the quarter and six-month periods ended June 30, 2006 was reduced by $.04 per share.

Jim Murdakes, the President and CEO of ISS said, “We felt that we had solid contractual agreements with Econolite and could successfully defend the claim they filed against us. However, the legal and forensic accounting costs we would incur to be successful in court, the distraction the claim causes, and the harm that an acrimonious victory in court could mean led us to this settlement.”

Murdakes added, “We want to put this issue behind us and work with Econolite to continue growing Autoscope market share in North America. Furthermore, the added 5% overhead will reduce royalty income by less than 1.5% per year and is more than offset by the elimination of royalty fees to the University of Minnesota that ceased on July 11, 2006.”

Headquartered in St. Paul, Minnesota, ISS combines expertise in image processing, hardware and software engineering, and communications to develop video vehicle detection systems for traffic management and control applications. The Autoscope vehicle detection system is the world leader in video detection for advanced traffic management systems for highways, tunnel incident detection, intersection control, and traffic data collection. The Autoscope system provides traffic managers the means to reduce roadway congestion, improve roadway planning, and improve cost efficiencies.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-KSB for the year ended December 31, 2005.

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